Exhibit 99.1

April 30, 2013

Quarterly Report
First Quarter 2013

We are pleased to report for the quarter ended March 31, 2013, earnings for your company were up 5.6% over those of March 31, 2012. For the first quarter, we earned $1.71 million compared to $1.62 million for the same period in 2012. Earnings per share, on a fully diluted basis, increased from $0.60 to $0.63 which represents a 5.0% increase over the first quarter of 2012. The increase in earnings was largely driven by stable net interest income and higher secondary market loan volume.

Total assets increased over the March 31, 2012 total by 4.4%, with loans increasing 2.4% over the same period. Deposits continue to increase as well, providing growth of 5.6% over the first quarter of 2012.

The national and local economies continue to show gradual improvements.
We see this improvement reflected in our markets through increased loan demand and increased financing of home purchases. At the date of this letter, we are experiencing significant volume in our loan pipeline.

Our Lexington-Fayette County location is coming along nicely. Work is progressing as we prepare for occupancy, with an anticipated opening in early May. We have already hired several people to represent us there, with interviews continuing as we complete our staffing. Jim Elliott will assume the responsibilities of Market President as well as continue to direct our Wealth Management Department. We are pleased that Clark Nyberg has decided to remain in our Wealth Management Department as Senior
Portfolio Manager. His knowledge and expertise in this area are very beneficial to us in our goal of expanding relationships.

Your stock continues to show increased market value and closed the quarter at $23.03. The dividend declared in the first quarter represents an annual yield of 4.04%. Our goal, as always, is to provide an excellent return on investment to our shareholders, through the delivery of Premier
Customer Service and by adding value to our customer and client relationships.

As always, we appreciate your support.



/s/Louis Prichard
Louis Prichard
President, CEO


                                         UNAUDITED
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
CONSOLIDATED BALANCE SHEET
                                                                               Percentage
                                                3/31/2013       3/31/2012        Change
Assets
  Cash & Due From Banks                        $  15,352,080   $  24,295,638      -36.8%
  Securities                                     223,003,978     190,152,902       17.3
  Loans Held for Sale                                134,400         598,489      -77.5
  Loans                                          422,319,748     412,454,249        2.4
  Reserve for Loan Losses                          5,623,131       5,994,251       -6.2
    Net Loans                                    416,696,617     406,459,998        2.5
  Federal Funds Sold                                 161,000         361,000      -55.4
  Other Assets                                    51,766,598      55,227,208       -6.3
     Total Assets                              $ 707,114,673   $ 677,095,235        4.4%

Liabilities & Stockholders' Equity
  Deposits
    Demand                                     $ 147,899,394   $ 138,346,868        6.9%
    Savings & Interest Checking                  256,343,639     225,251,552       13.8
    Certificates of Deposit                      190,110,146     199,251,250       -4.6
      Total Deposits                             594,353,179     562,849,670        5.6
  Repurchase Agreements                            6,983,598       3,239,865      115.6
  Other Borrowed Funds                            24,833,562      37,020,467      -32.9
  Other Liabilities                                7,146,923       4,548,972       57.1
    Total Liabilities                            633,317,262     607,658,974        4.2
  Stockholders Equity                             73,797,411      69,436,261        6.3
    Total Liabilities & Stockholders Equity    $ 707,114,673   $ 677,095,235        4.4%



CONSOLIDATED INCOME STATEMENT

                                                    Three Months Ending
                                                                                Percentage
                                                 3/31/2013       3/31/2012        Change
Interest Income                                 $  6,955,751    $  7,162,373       -2.9%
Interest Expense                                     821,683       1,052,677      -21.9
  Net Interest Income                              6,134,068       6,109,696        0.4
Loan Loss Provision                                  450,000         450,000        0.0
  Net Interest Income After Provision              5,684,068       5,659,696        0.4
Other Income                                       2,602,252       2,496,148        4.3
Other Expenses                                     6,176,085       6,207,614       -0.5
  Income Before Taxes                              2,110,235       1,948,230        8.3
Income Taxes                                         401,220         330,204       21.5
  Net Income                                    $  1,709,015    $  1,618,026        5.6%
Net Change in Unrealized Gain (loss)
  on Securities                                   (1,251,863)       (491,427)     154.7
  Comprehensive Income                          $    457,152    $  1,126,599      -59.4%

Selected Ratios
  Return on Average Assets                              0.96%           0.96%
  Return on Average Equity                              9.23            9.21

  Earnings Per Share                                 $  0.63         $  0.60
  Earnings Per Share - assuming di                      0.63            0.60
  Cash Dividends Per Share                              0.24            0.23
  Book Value Per Share                                 27.08           25.52
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  Market Price                          High         Low        Close
    First Quarter 2013                 $24.50      $18.50      $23.03
    Fourth Quarter 2012                 21.10       17.96       18.50